UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Cullen/Frost Bankers, Inc.

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100 West Houston Street
San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2008

To the Shareholders of
CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas, on Thursday, April 24, 2008, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect four nominees to serve as Class III directors for a three-year term that will expire at the 2011 Annual Meeting of Shareholders; and

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2008; and

3.	To transact any other business that may properly come before the meeting.

You must be a shareholder of record at the close of business on March 7, 2008 to vote at the Annual Meeting. In order to hold the meeting, holders of a majority of the outstanding shares must be present either in person or by proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS:

Cullen/Frost is making available at www.proxydocs.com/cfr this Proxy Statement for the 2008 Annual Meeting of Shareholders and its 2007 Annual Report to Shareholders.

Your vote is very important.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote:

1.	By Internet: go to www.proxydocs.com/cfr; or

2.	By phone: toll-free: call 1-866-390-5375; or

3.	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the shareholder of record entitled to vote your shares.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STAN McCORMICK
Executive Vice President
Corporate Counsel and Secretary

Dated: March 25, 2008

i

100 West Houston Street
San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2008

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 24, 2008 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 25, 2008.

Internet Availability Of Proxy Materials And Voting

Under new rules adopted by the Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2008 Annual Meeting of Shareholders and our 2007 Annual Report to Shareholders are available at our proxy materials website at www.proxydocs.com/cfr. This website does not utilize any functions that identify you as a visitor to the website, and thus protects your privacy.

At the website, www.proxydocs.com/cfr, you may also elect how you would like to receive proxy materials in the future. You can choose from three options:

(1) to receive a notice by mail indicating that the proxy materials are available on the Internet,

(2) to continue to receive a full set of paper proxy materials by mail, or

(3) to receive a notice by e-mail indicating that the proxy materials are available on the Internet.

If you make no election in the future, we will send you by mail either a notice or a full set of proxy materials. If you choose not to receive a full set of paper proxy materials in the future, you will still be able to request one later if you change your mind.

By choosing to receive your future proxy materials by e-mail and the Internet, you will reduce the cost of printing and mailing proxy materials, as well as help in the conservation of our natural resources. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

In addition, we are offering the option this year to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 7, 2008 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is Common Stock, par value $0.01 per share. On March 7, 2008, there were outstanding 58,696,866 shares of Common Stock, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not provide directions, it will be voted for all proposals listed on the proxy and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of at least a majority of the issued and outstanding shares of Cullen/Frost Common Stock are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Shares for which votes are withheld, as well as abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees receiving the highest number of votes will be elected. In the election of Directors, votes may be cast “for” or “withhold authority” with respect to any or all nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote.

With respect to the other matters to be voted on at the Annual Meeting, including the ratification of Ernst & Young LLP to act as our independent auditors for the 2008 fiscal year, the affirmative vote of the holders of at least a majority of the shares of Cullen/Frost’s Common Stock having voting power and present in person or represented by proxy at the annual meeting will be the act of the shareholders. In voting for these other matters, shares may be voted “for” or “against” or “abstain”. An abstention will have the effect of a vote against these other matters.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers, a so-called “broker non-vote,” unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The election of Directors and the proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors are both “routine” items and the NYSE rules permit member brokers that do not receive instructions to vote on these items.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Georgeson Inc. (“Georgeson”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Georgeson will receive a fee not to exceed $7,000.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries, and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS
(Item 1 On Proxy Card)

Cullen/Frost’s Bylaws historically provided for a classified Board of Directors. Directors are assigned to one of three classes, and all classes are as equal in number as possible. The term of office of Class I will expire at the 2009 Annual Meeting. The term of office of Class II will expire at the 2010 Annual Meeting, and the term of office of Class III will expire at the 2011 Annual Meeting. On February 1, 2008, the Board of Directors approved an amendment to Cullen/Frost’s Bylaws to provide for the declassification of the Board of Directors, commencing with the 2009 Annual Meeting. The declassification will be “phased” so that each existing class of Directors will stand for election for an annual term upon the expiration of its current term, with the entire Board of Directors to be elected annually at the 2011 Annual Meeting and thereafter.

The following four Directors currently assigned to Class III have been nominated to serve for a new three-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell and Ms. Ida Clement Steen. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The tables below provide information on each nominee, as well as each Director whose term continues after the meeting.

Nominees for Three-Year Term Expiring in 2011 (Class III):

				Shares Owned(1)
				Amount and
				Nature of
		Principal Occupation During	Director	Beneficial
Name	Age	Past Five Years	Since	Ownership	Percent

R. Denny Alexander	62	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	124,550 (2)	0.21%
Carlos Alvarez	57	Chairman, President and Chief Executive Officer of The Gambrinus Company	2001	112,000	0.19%
Royce S. Caldwell	69	Former Vice Chairman, AT&T Inc.	1994	14,800	0.03%
Ida Clement Steen	55	Investments	1996	20,300 (3)	0.03%

Directors Continuing in Office Term Expiring in 2010 (Class II):

				Shares Owned(1)
				Amount and
				Nature of
		Principal Occupation During	Director	Beneficial
Name	Age	Past Five Years	Since	Ownership		Percent

Richard W. Evans, Jr.	61	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	1993	618,395	(4,5)	1.05%
Karen E. Jennings	57	Former Senior Executive Vice President Advertising and Corporate Communications, AT&T Inc.	2001	8,100		0.01%
Richard M. Kleberg, III	65	Investments	1992	40,425	(6)	0.07%
Horace Wilkins, Jr.	57	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	4,400		0.01%

Directors Continuing in Office Term Expiring in 2009 (Class I):

				Shares Owned(1)
				Amount and Nature
		Principal Occupation During	Director	of Beneficial
Name	Age	Past Five Years	Since	Ownership		Percent

Crawford H. Edwards	49	President, Cassco Land Company	2005	339,035	(7)	0.57%
Ruben M. Escobedo	70	Certified Public Accountant	1996	35,000	(8)	0.06%
Patrick B. Frost	48	President, Frost Bank, a Cullen/Frost subsidiary	1997	925,729	(4,9)	1.57%
Robert S. McClane	68	President, McClane Partners, LLC; former Director of Prodigy Communications Corp.; former President of Cullen/Frost	1985	19,272		0.03%
Directors Retiring in 2008:
T.C. Frost	80	Senior Chairman of the Board of Cullen/Frost	1966	443,190	(4,10)	0.75%

(1)	Beneficial ownership is stated as of December 31, 2007 except for Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost and Mr. T.C. Frost which is stated as of February 29, 2008. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2007 (or February 29, 2008 in the case of Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost and Mr. T.C. Frost) : Mr. Richard W. Evans, Jr. 106,650; Mr. Patrick B. Frost 22,875; Mr. Richard M. Kleberg, III 26,000; Mr. Ruben M. Escobedo 10,000; Ms. Ida Clement Steen 18,000; Mr. Carlos Alvarez 14,000; Mr. Royce S. Caldwell 14,000; Mr. R. Denny Alexander 12,000; Ms. Karen E. Jennings and Mr. Robert S. McClane 8,000; Mr. Crawford H. Edwards and Mr. Horace Wilkins, Jr. 4,000; and Mr. T.C. Frost 1,000. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 32.

(2)	Includes 21,000 shares held by a charitable foundation for which Mr. R. Denny Alexander disclaims beneficial ownership.

(3)	Includes 1,100 shares in four trusts for which Ms. Ida Clement Steen shares voting and investment power with her husband.

(4)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. for which each beneficial owner has both sole voting and sole investment power: Mr. T.C. Frost 52,463; Mr. Richard W. Evans, Jr. 43,898; and Mr. Patrick B. Frost 20,569.

(5)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(6)	Includes 8,400 shares held by a family partnership for which Mr. Richard M. Kleberg, III has sole voting and sole investment power.

(7)	Includes (a) 103,476 shares held by four trusts of which Mr. Crawford H. Edwards is the trustee, and (b) 179,675 shares held in the Estate of Caswell O. Edwards, II, Deceased for which voting and investment power rests with the majority of four co-executors of the Estate.

(8)	Includes (a) 425 shares held by Mr. Ruben M. Escobedo’s wife for which Mr. Ruben M. Escobedo disclaims beneficial ownership, and (b) 2,150 shares for which Mr. Ruben M. Escobedo shares voting and investment power with his wife.

(9)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Patrick B. Frost is the sole managing member, (b) 3,855 shares held by Mr. Patrick B. Frost’s children for which Mr. Patrick B. Frost is the custodian, and (c) 630 shares held by Mr. Patrick B. Frost’s wife for which Mr. Patrick B. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Patrick B. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares. Mr. T.C. Frost may also have shared investment power over 636,744 of these shares. See footnote (10) below.

(10)	Includes (a) 336,992 shares held by various trusts of which Mr. T.C. Frost is the trustee, and (b) 33,684 shares held by the Pat and Tom Frost Foundation Trust for which Mr. T.C. Frost disclaims beneficial ownership. Mr. T.C. Frost may also be deemed to have shared investment power over 636,744 shares held by a limited partnership; Mr. T.C. Frost owns directly, and is the trustee of a trust that owns, limited partnership interests in the limited partnership. Mr. Patrick B. Frost shares investment power over these shares with Mr. T.C. Frost. See footnote (9) above.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had six meetings in 2007. Each of Cullen/Frost’s current Directors attended at least 88 percent of the meetings of the Board and the Committees of the Board on which he or she served during 2007.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders and in 2007 twelve out of thirteen Directors attended the Annual Meeting.

Committees of the Board

The Board of Directors has five Committees, each of which is described in the chart below.

			Meetings
Committee	Members	Primary Responsibilities	in 2007

Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function.	6
		• Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.
Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	2
Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2
Executive	Richard W. Evans, Jr. (Chair) Patrick B. Frost T.C. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	6
Strategic Planning	Richard W. Evans, Jr. (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell T.C. Frost	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. All of these charters are available at

www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

As described in more detail below under “Certain Corporate Governance Matters — Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, the Board’s goal of having a substantial majority of independent directors, and the Board’s retirement policy.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the committee will initially utilize the information it receives with the recommendation or otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

Director Compensation

2007 Director Compensation Table

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Award	Awards(1,2)	Compensation	Earnings	Compensation,(3)	Total
Name(4)	($)	($)	($)	($)	($)	($)	($)

R. Denny Alexander	39,000	—	24,680	—	—	—	63,680
Carlos Alvarez	36,000	—	24,680	—	—	—	60,680
Royce S. Caldwell	60,000	—	24,680	—	—	—	84,680
Crawford H. Edwards	50,000	—	24,680	—	—	—	74,680
Ruben M. Escobedo	54,000	—	24,680	—	—	—	78,680
T.C. Frost	—	—	—	—	—	—	—
Karen E. Jennings	42,000	—	24,680	—	—	—	66,680
Richard M. Kleberg, III	48,000	—	24,680	—	—	—	72,680
Robert S. McClane(5)	38,000	—	24,680	—	—	199,742	262,422
Ida Clement Steen	47,000	—	24,680	—	—	—	71,680
Horace Wilkins, Jr.	61,000	—	24,680	—	—	—	85,680

(1)	The following information indicates the aggregate number of option awards outstanding for the following Directors as of December 31, 2007: R. Denny Alexander — 12,000; Carlos Alvarez — 18,000; Royce S. Caldwell — 14,000; Crawford H. Edwards — 4,000; Ruben M. Escobedo — 10,000; Karen E. Jennings — 8,000; Richard M. Kleberg, III — 26,000; Robert S. McClane — 8,000; Ida Clement Steen — 18,000; Horace Wilkins, Jr. — 4,000. T.C. Frost had 23,000 option awards outstanding as of December 31, 2007 that have been granted to him in his capacity as an employee.

(2)	Amounts shown represent the amount of stock-based compensation expense related to stock options recognized during 2007 in accordance with SFAS 123R. As the options vest immediately, the amount of the expense for 2007 is based upon the grant date fair value of stock options granted during 2007. The grant date fair value of each option was $12.34. For the assumptions made in the valuation of these options, see Note 13, Employee Benefit Plans, in the notes to the consolidated financial statements included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Amounts shown represent annuity payments associated with retirement plan benefits and payments made under the SERP and the accompanying Restoration Plan. For a further description of these plans, see the Compensation Discussion and Analysis beginning on page 14.

(4)	Mr. Evans, Cullen/Frost’s Chief Executive Officer, and Mr. Patrick Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost, and they receive no compensation for their services as Director. For further information on the compensation paid to Messrs. Evans and Patrick Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table on page 24 and the Grants of Plan-Based Awards Table on page 26. Mr. T. C. Frost is also an employee of Cullen/Frost and received no additional compensation for his service as a Director.

(5)	The actuarial present value of Mr. Robert S. McClane’s pension benefit decreased by $165,835 during 2007.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $16,000 and $2,000 for each Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all Committee Chairs receive an annual retainer fee of $5,000.

Non-employee Directors are also eligible to receive stock options each year under Cullen/Frost’s 2007 Outside Directors Incentive Plan. In April 2007, each non-employee Director received options to purchase 2,000 shares of Cullen/Frost’s Common Stock. A total of 20,000 stock options were granted to non-employee Directors in 2007. The options have a term of six years from the date of the grant, are exercisable immediately from the date of the grant and have an exercise price of $52.55, which is equal to the closing price of Cullen/Frost’s Common Stock on the date of the grant.

In addition, the Board of Directors also serves as the Board of Directors for Frost Bank, a subsidiary of Cullen/Frost, and non-employee Directors receive fees for serving in this capacity. In particular, non-employee Directors receive $2,000 for each meeting of such Board attended and $1,000 for attending each meeting of a committee of such Board to which they have been appointed.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	Valero Energy Corporation

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such, except that Mr. Robert S. McClane’s retirement agreement with Cullen/Frost provides that, until he reaches age 70, subject to the sole discretion of the Board of Directors, he will be considered as a candidate for reelection to the Board. In addition, pursuant to such retirement agreement, Mr. McClane is entitled to office space and secretarial services and support until he reaches age 70.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, which compose 77% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Robert S. McClane, Ms. Ida Clement Steen and Mr. Horace Wilkins, Jr. Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost are not independent because they are executive officers of Cullen/Frost. Mr. T.C. Frost, who is retiring from the Board, is also not independent because he is an executive officer of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.  A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•	It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•	In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

Non-Credit Banking or Financial Products or Services Relationships.  A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities.

Property or Services Relationships.  A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Chair of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and the presiding non-management Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at www.frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics to promote the highest legal and ethical business practices by Cullen/Frost. The Code applies to Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at www.frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee

Charter.  The Compensation and Benefits Committee’s charter is posted on Cullen/Frost’s website at www.frostbank.com.

Scope of authority.  The primary function of the Compensation and Benefits Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibility with respect to:

a)	establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

b)	overseeing the evaluation of Cullen/Frost’s executive management;

c)	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

d)	making a recommendation to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

e)	providing oversight of regulatory compliance with respect to compensation matters; and

f)	reviewing the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation.

Delegation authority.  While the Committee approves the annual normal grant of stock options and restricted stock to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.  After consulting with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for Cullen/Frost officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.  Beginning in 2005, the Committee directly retained Hewitt Associates LLC (Hewitt) as its outside compensation consultant. The Committee informed Hewitt in writing that it expected Hewitt to advise it if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support, set expectations for Hewitt to be frank and upfront with the Committee at all times, and stated that Hewitt’s ongoing engagement would be determined by the Committee.

The role of the consultant is to serve Cullen/Frost and work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Hewitt on the Committee’s behalf is described below:

•	Competitive market pay analyses, including Total Compensation Measurementtm (TCMtm) services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Hewitt to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant periodically.

Hewitt consultants attended both of the Committee meetings in 2007 and assisted the Committee with the market data and an assessment of executive compensation levels, annual incentive plan design, CEO compensation, and information with respect to the new proxy disclosure rules.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of these persons’ associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2007, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2007.

Royce S. Caldwell, Committee Chairman
Ruben M. Escobedo
Karen E. Jennings

Compensation Discussion and Analysis

Introduction

This discussion is included to provide the material information necessary to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”):

Richard W. Evans, Jr.	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank

Phillip D. Green	Chief Financial Officer of Cullen/Frost; Chief Financial Officer of Frost Bank

Patrick B. Frost	President of Frost Bank

David W. Beck, Jr.	President and Chief Business Banking Officer of Frost Bank

Richard Kardys	Group Executive Vice President and Executive Trust Officer of Frost Bank

Objectives of the Compensation Program

The Cullen/Frost Compensation Program is administered by the Compensation and Benefits Committee (the “Committee”). The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions Made in 2007

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation at the 50th percentile of the external market (described below). In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance;

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultant.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with the head of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, it is the total package that should be competitive, and not necessarily the individual elements.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, grant date amounts and values are contemplated, particularly when establishing long-term incentive award grants. The Committee began reviewing a total compensation tally sheet for Mr. Evans in 2007, and plans to continue this practice on an annual basis. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’ annual total compensation and accumulated wealth from the Company’s equity and retirement benefit plans.

Benchmarking and Peer Companies

Under the direction of the Committee, Cullen/Frost conducts annual benchmarking of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis.

External market data is provided by our external consultant, Hewitt Associates. The Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2007, market data was collected from public filings for the following 28 companies comprising the Lehman Brothers Small-Cap Bank Index (excluding Cullen/Frost):

Associated Banc-Corp Bank of Hawaii BankAtlantic Bancorp Boston Private Financial Cathay General Central Pacific Financial Chittenden Corp City National Bank Colonial Bancgroup Commerce Bancshares	East West Bancorp
First Midwest Bancorp
FirstMerit Corp
Fulton Financial
Greater Bay Bancorp
Huntington Bancshares
Pacific Capital Bancorp
South Financial Group
Susquehanna Bancshares
SVB Financial Group	Texas Capital Bancshares UCBH Holdings UnionBanCal Corp United Bankshares Valley National Bancorp Webster Financial Corporation Westamerica Bancorp Wilmington Trust Corp

Additionally, market data was collected from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of the Named Executive Officers. Instead, the Committee evaluates the market data prepared by Hewitt, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2007 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During their fall 2007 meeting, the Committee approved base pay increases for Mr. Evans and the other Named Executive Officers. The increases were based on external market data, internal equity, and each individual’s performance as well as specific concerns over a heightened market for executive talent in the Texas banking market.

The Committee observed that the base pay of Mr. Evans approximated the 50th percentile of external market data, while the base pay levels for the remaining Named Executive Officers approximated the 75th percentile.

The base pay increases approved by the Committee became effective January 1, 2008 and approximated 3% of existing base pay, ranging from 2.7% to 3.4%. Base pay levels can be seen in the Summary Compensation Table. While the base pay of these remaining Named Executive Officers approximated the 75th percentile of the external market, their total compensation still approximated the 50th percentile of the external market.

As discussed in the Compensation and Benefits Committee section, Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports for the Committee’s review and approval. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Evans to be ratified by the Board of Directors.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of financial targets both on the overall corporate level and the individual level and is paid in accordance with the quantitative and qualitative terms of the Management Bonus Plan. This reward is paid in the form of a cash bonus.

The bonus plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during their first quarter meeting, the Committee establishes a target tied to net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost.

This measurement has historically been 0.8% of net income. After the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount to Mr. Evans. Traditionally, the Committee has not paid a bonus at the full 0.8% of fiscal year net income, but closer to 70% of his base salary earnings.

For 2007 the Committee approved a target of 0.8% of fiscal year net income for Mr. Evans’ bonus. To determine the bonus payment amount, the Committee exercised downward discretion based on the following qualitative measures approved by the Committee.

Performance Measure	Description

Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.
Leadership	Leads Cullen/Frost, setting a philosophy — based on the corporate culture — that is well understood, widely supported, consistently applied, and effectively implemented.
Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.
Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.
Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.
External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.
Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

For 2007, Cullen/Frost’s actual performance was slightly below budgeted expectations. Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic and interest rate environments are considered as well as analyst expectations. The budget must be ratified by the Board of Directors. In light of this, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial target of 0.8% of net income. The Committee elected to pay a bonus to Mr. Evans of $367,500. This was ratified by the Board of Directors on January 24, 2008, and can be seen in the Summary Compensation Table.

At the October 2007 meeting, the Committee reviewed the competitiveness of the Chief Executive Officer’s bonus payment, and found it to be below the 50th percentile of the external market data provided by Hewitt. The Committee targets total compensation, and not the individual elements, at the 50th percentile.

For 2008, the Committee has again approved a target for Mr. Evans of 0.8% of fiscal year net income.

Bonus Plan for the Other Named Executive Officers

The remaining Named Executive Officers participate in the Management Bonus Plan. Annually, a bonus pool is generated if financial performance of Cullen/Frost meets the budgeted net income for the year. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past nine years, the most paid to any Named Executive Officer in excess of target was 140% of target.

For 2007, Cullen/Frost established the following individual targets as a percentage of 2007 base salary earnings for the Named Executive Officers in the Management Bonus Plan:

Phillip D. Green	50%
Patrick B. Frost	45%
David W. Beck, Jr.	45%
Richard Kardys	45%

The individual targets are not formula driven. For all of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Hewitt, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate. Payment amounts for the Named Executive Officers are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding the other Named Executive Officers, the Chief Executive Officer discusses these issues with Hewitt. The Committee has the discretion to approve, disapprove or alter the recommendations.

The primary criteria for bonus payments for the Named Executive Officers are summarized in the following table:

Executive	Primary Criteria for Incentive Payment

Phillip D. Green	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for Frost Bank
Patrick B. Frost	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for Mr. Frost’s assigned regions (to include the Austin, Corpus Christi, San Antonio and the Rio Grande Valley markets)
David W. Beck, Jr.	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for Frost Bank
Richard Kardys	Measurement of financial performance vs. budgeted net income for Cullen/Frost and achievement of budgeted goals for the assigned areas of principal responsibility (to include the Financial Management Group and Frost Insurance Agency)

As previously stated, Cullen/Frost’s actual performance was slightly below budgeted expectations. Therefore, according to the guidelines of the plan, a bonus pool would not have been generated. However, based on the strong financial results for the company, the marginal amount by which budgeted expectations were not met, the extent to which the other stated performance criteria were met, and the need to retain talent in the competitive Texas market, the Chief Executive Officer recommended to the Committee that bonus payments for Mr. Green, Mr. Frost, Mr. Beck, and Mr. Kardys be at made at 70% of target. The Committee approved this recommendation. Because the 2007 bonuses for these Named Executive Officers are being paid at the discretion of the Chief Executive Officer and the Committee and outside of the Management Bonus Plan guidelines, they are shown in the Summary Compensation Table under the heading “Bonus” as opposed to “Non-Equity Incentive Plan”. The 2007 bonuses were paid in February of 2008.

In October 2007, the Committee reviewed the competitiveness of each Named Executive Officer’s target incentive level and determined that they were slightly below the 50th percentile of the external market. The Committee targets total compensation, and not the individual elements, at the 50th percentile.

No changes were made to targets for the Named Executive Officers for 2008.

No specific weighting is targeted for annual incentive pay as a percentage of total compensation.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and to increase shareholder value. Cullen/Frost maintains the 2005 Omnibus Incentive Plan (“Plan”) which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation table, long-term incentives are awarded to the Named Executive Officers in the form of stock options and restricted stock. The size of the grant is determined by the Committee taking into account a variety of factors, including, grants from prior years, external market data, internal equity considerations, performance, overall share usage, shareholder dilution, and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock allows Cullen/Frost to strike the desired balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. Stock options were granted at the fair market value of $48.85 on the date of grant, October 22, 2007. The fair value of the stock options granted was calculated in accordance with FAS 123R and was $11.95 per share issued to the Named Executive Officers. The options granted in 2007 vest 25% per year beginning on the first anniversary from the date of grant and have a life of ten years. The vesting schedule and life were strategically chosen to be competitive, enhance our retention efforts, and help to manage shareholder dilution.

Restricted Stock

Shares of restricted stock are granted to the Named Executive Officers to create an immediate link to shareholder interests, enhance ownership opportunities, and to maintain a stable executive team. The awards granted in 2007 vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice.

Stock Ownership Guidelines

Cullen/Frost does not currently maintain a formal policy for executive stock ownership requirements. The Committee believes that the use of restricted stock for the Named Executive Officers serves to reinforce stock ownership and aligns executive and shareholder interests.

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In 2007, the Committee, in its discretion, increased the number of both restricted shares and stock options awarded to Named Executive Officers as compared to the previous two years. These awards resulted in similar economic values to the Named Executive Officers as compared to the prior year’s awards. Because fewer restricted shares are needed to provide an equivalent stock option value, the Committee placed a slightly higher weighting on restricted shares than stock options for 2007 in order to minimize overall share usage. In its review, the Committee observed that long term incentive awards to the Named Executive Officers appear to be slightly above the 50th percentile of external market data. The Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package overall. The actual awards granted in 2007 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of new designated employees, as applicable. Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information. Our practice has been to grant long term-incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to meet the basic security needs of our employees including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs:

Named Executive
		Officer	All Employee
Retirement Benefit Plan	Purpose	Participation	Participation

401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employees as well as align employee and shareholder interests.	✓	✓
Thrift Incentive Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers.	✓
Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employees.	✓	✓
Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers.	✓
Retirement Plan(1)	A qualified plan to provide for the welfare and future financial security of the employees.	✓	✓
Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers.	✓
SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans and Mr. McClane, a former executive officer and current Director.	✓
Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162 (m), and to provide a vehicle for the deferment of nondeductible income.	✓

(1)	Plan was frozen on December 31, 2001.

For a detailed description of the above referenced benefit plans, see the narrative following the 2007 Pension Benefits Table.

See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations — In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost.

Personal Financial Planning Services — To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide Personal Financial Planning Services with the capped cost to be underwritten by Cullen/Frost.

Home Security Services — To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships — Club Memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft — Through a provider in the fractional aircraft industry, Cullen/Frost has acquired 200 hours per year of jet aircraft usage. These hours are used by Mr. Evans in connection with his extensive business travel requirements. Such usage reduces travel time and related disruptions and provides additional security, thereby increasing Mr. Evans’s availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of these hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. Mr. Evans did not use the jet aircraft for non-business purposes during 2007.

Life Insurance — Group Life Insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year not to exceed $1,250,000 for Mr. Evans, Mr. Green, Mr. Beck, and Mr. Kardys. The death benefit for Mr. Frost is two times base salary earnings for the most recent year not to exceed $1,250,000. In addition, an Executive Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more detail.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Post-Termination Pay

Cullen/Frost has change-in-control agreements with all the Named Executive Officers as well as other key employees of the Company. The main purposes of these agreements are to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	maintain compensation and benefits comparable to those available from competing employers.

Under the agreements, the Named Executive Officer could receive severance payments of three times base salary and target bonus if their position were terminated by Cullen/Frost within two years following a change-in-control, if the termination is for reasons other than cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

Change-in-control is considered in the agreements to be:

•	an acquisition of beneficial ownership of 20 percent or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers could receive severance payments if they terminate their employment for good reason within two years following a change-in-control. “Good reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is fifty miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years following termination of employment without cause or for good reason, as well as a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments.

Upon a change-in-control, all stock options would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares.

Under the change-in-control agreements, a change-in-control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation.

For detailed estimated payments upon a change-in-control, please see the Change in Control Payments Table.

There are no other severance policies or employment contracts in place for the Named Executive Officers. If any of the Named Executive Officers were to have their employment with Cullen/Frost severed, the Committee would make all post-termination pay determinations based on the individual situation(s).

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), generally includes all the Named Executive Officers (except for the Chief Financial Officer), unless the compensation is “performance based”.

In order to preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan allows the Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan.

For 2007, nondeductible compensation totaled approximately $1.2 million and resulted primarily from compensation related to the vesting of restricted stock granted in 2003. As the only cash component of Mr. Evans’ compensation subject to 162(m) is his base salary, the Committee has not in its discretion deferred any compensation.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement, Cullen/Frost would recover any awards as required by applicable law.

Conclusion

We believe the 2007 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2007 Compensation

Summary Compensation Table

The Table below gives information on compensation for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”).

2007 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Options	Incentive Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Richard W. Evans, Jr.	2007	750,000	—	1,065,273	437,993	367,500	30,122	241,464	2,892,352
Chairman and CEO,	2006	675,000	—	984,541	376,896	472,500	198,273	252,040	2,959,250
Cullen/Frost
Phillip D. Green	2007	400,000	140,000	270,152	110,897	—	—	99,510	1,020,559
Chief Financial Officer,	2006	350,000	—	256,900	99,804	175,000	24,157	92,461	998,322
Cullen/Frost
Patrick B. Frost	2007	350,000	110,250	208,322	85,462	—	—	53,270	807,304
President,	2006	316,000	—	199,753	79,153	142,200	11,174	49,274	797,554
Frost Bank, a Cullen/Frost subsidiary
David W. Beck, Jr.	2007	350,000	110,250	247,417	99,018	—	—	109,779	916,464
Chief Business Banking Officer,	2006	325,000	—	234,003	90,513	146,250	37,352	104,638	937,756
Frost Bank, a Cullen/Frost subsidiary
Richard Kardys	2007	350,000	110,250	209,340	86,603	—	—	106,917	863,110
Group Executive Vice President, Financial Management Group,	2006	310,000	—	199,753	79,153	139,500	43,809	94,621	866,836
Frost Bank, a Cullen/Frost subsidiary

(1)	Amounts shown represent the annual cash bonus discussed in the Compensation Discussion and Analysis. Amounts shown above were paid in February of 2008 based on 2007 performance.

(2)	Amounts shown represent the amount of stock-based compensation expense related to stock options and restricted stock recognized during 2007 in accordance with SFAS 123R. The amount of the expense for 2007 is based upon the portion of the grant date fair value of stock options granted during 2004 through 2007 and the grant date fair value of restricted stock awarded during 2004 through 2007 for which the required vesting service was provided during 2007. See Note 13 to the Consolidated Financial Statements in Cullen/Frost’s

Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

(3)	Amounts shown represent the annual cash bonus discussed in the Compensation Discussion and Analysis. The amount shown above for Mr. Evans was paid in February 2008 based on 2007 performance. The amounts shown above as being earned in 2006 were paid in February of 2007.

(4)	Amounts shown above for Mr. Evans represent earnings of the Nonqualified Deferred Compensation Plan of $30,122 in 2007. The actuarial present value of Mr. Evans’ pension and SERP benefit decreased by $319,280 during 2007. The actuarial present value of Mr. Green’s pension benefit decreased by $41,934 during 2007. The actuarial present value of Mr. Frost’s pension benefit decreased by $34,471 during 2007. The actuarial present value of Mr. Beck’s pension benefit decreased by $33,493 during 2007. The actuarial present value of Mr. Kardys’ pension benefit decreased by $12,302 during 2007. The primary reason for the decrease in actuarial present value of pension benefits was an increase in the discount rate. See Note 13 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the discount rate used. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(5)	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2007 All Other Compensation Table

		Perquisites						Executive		Profit
		and Other	Medical	Thrift	Group	Thrift	Executive	Life		Sharing
		Personal	Exam	Plan	Term	Plan	Life	Insurance	401(k)	Contri-
		Benefits(1)	Gross Up	Match(2)	Life	Gross Up(3)	Insurance(4)	Gross Up(4)	Match	bution (5)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Richard W. Evans, Jr.	2007	13,449	81	31,500	9,504	11,503	19,000	6,833	13,500	136,095	241,464
	2006	16,694	1,216	27,300	9,900	9,832	19,000	10,898	13,200	144,000	252,040
Phillip D. Green	2007	9,564	—	10,500	2,162	3,834	—	—	13,500	59,950	99,510
	2006	13,954	1,409	7,800	2,139	2,809	—	—	13,200	51,150	92,461
Patrick B. Frost	2007	9,139	67	7,500	1,165	2,739	—	—	13,500	19,160	53,270
	2006	9,812	—	5,760	1,048	2,074	—	—	13,200	17,380	49,274
David W. Beck, Jr.	2007	7,930	462	7,500	3,999	2,588	—	—	13,500	73,800	109,779
	2006	12,128	117	6,300	3,999	2,144	—	—	13,200	66,750	104,638
Richard Kardys	2007	8,200	—	7,500	5,544	2,588	—	—	13,500	69,585	106,917
	2006	7,182	—	5,400	5,544	1,945	—	—	13,200	61,350	94,621

(1)	Amounts shown include the following perquisites: Personal Financial Planning Services, Physical Examinations, Home Security Services, and Club Memberships.

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)	Tax reimbursements associated with Cullen/Frost contributions to the Thrift Incentive Plan.

(4)	Represents $1,000,000 Executive Life Insurance Policy on Mr. Evans and payment that Cullen/Frost made to make Mr. Evans whole from a tax perspective.

(5)	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan.

Contributions for 2007 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made March 29, 2007 and were based on 2006 earnings.

Grants of Plan-Based Awards

The following tables provide information concerning each grant of an award made to a Named Executive Officer in 2007 under the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan:

2007 Grants of Plan-Based Awards Table

								All
								Other
								Stock	All Other
								Awards:	Option		Grant
								Number	Awards:	Exercise	Date Fair
		Estimated Future Payments			Estimated Future			of	Number of	or Base	Value of
		Under Non-Equity			Payments Under Equity			Shares	Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	or Units(2)	Options(3)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Richard W. Evans, Jr.	10/22/2007	—	—	—	—	—	—	25,000	80,000	48.85	2,177,250
Phillip D. Green	10/22/2007	—	—	—	—	—	—	5,800	20,000	48.85	522,330
Patrick B. Frost	10/22/2007	—	—	—	—	—	—	4,000	13,000	48.85	350,750
David W. Beck, Jr.	10/22/2007	—	—	—	—	—	—	5,300	15,000	48.85	438,155
Richard Kardys	10/22/2007	—	—	—	—	—	—	4,500	15,000	48.85	399,075

(1)	There were no non-equity incentive plan awards made in 2007 that are payable based on performance in future years.

(2)	Amounts shown represent restricted stock awards granted on October 22, 2007, which are fully vested on the fourth anniversary of their grant date. Dividends are paid on awards of restricted stock at the same rate paid to all other stockholders generally, which was $0.34 per share in the first quarter 2007 and $0.40 per share in the second, third and fourth quarters 2007.

(3)	Amounts shown represent stock option awards granted on October 22, 2007 at the closing price that day of $48.85. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value of stock options awarded to the Named Executive Officers in 2007 was $11.95 per share. See Note 13 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the associated assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the officers named in the Summary Compensation Table in 2007 as of December 31, 2007:

2007 Outstanding Equity Awards at Fiscal Year-End Table

							Stock Awards
									Equity	Equity
		Option Awards							Incentive	Incentive
				Equity					Plan Awards:	Plan Awards:
				Incentive			Number		Number of	Market or
				Plan Awards:			of Shares	Market	Unearned	Payout Value
		Number of	Number of	Number of			or Units	Value of	Shares or	of Unearned
		Securities	Securities	Securities			of Stock	Shares or	Units or	Shares, Units
		Underlying	Underlying	Underlying			That	Units of	Other Rights	or Other Rights
		Unexercised	Unexercised	Unexercised	Option	Option	Have Not	That Have	That Have	That Have
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)(2)	($)	(#)	($)

Richard W. Evans, Jr.	09/22/1998	90,000	—	—	24.16	09/22/08
	11/05/2002	21,800	—	—	33.30	11/05/08
	10/01/2003	32,700	—	—	38.12	10/01/09
	10/12/2004	32,700	—	—	47.40	10/12/10	25,000	1,266,500	—	—
	10/19/2005	27,500	27,500	—	50.01	10/19/15	20,000	1,013,200	—	—
	10/24/2006	13,750	41,250		57.88	10/24/16	20,000	1,013,200	—	—
	10/22/2007	—	80,000	—	48.85	10/22/17	25,000	1,266,500	—	—

							90,000	4,559,400
Phillip D. Green	11/05/2002	6,200	—	—	33.30	11/05/08
	10/01/2003	9,300	—	—	38.12	10/01/09
	10/12/2004	9,300	—	—	47.40	10/12/10	6,500	329,290	—	—
	10/19/2005	6,750	6,750	—	50.01	10/19/15	5,000	253,300	—	—
	10/24/2006	3,375	10,125	—	57.88	10/24/16	5,000	253,300	—	—
	10/22/2007	—	20,000	—	48.85	10/22/17	5,800	293,828

							22,300	1,129,718
Patrick B. Frost	09/22/1998	22,000	—	—	24.16	09/22/08
	11/05/2002	5,000	—	—	33.30	11/05/08
	10/01/2003	7,500	—	—	38.12	10/01/09
	10/12/2004	7,500	—	—	47.40	10/12/10	5,000	253,300	—	—
	10/19/2005	5,250	5,250	—	50.01	10/19/15	3,900	197,574	—	—
	10/24/2006	2,625	7,875	—	57.88	10/24/16	3,900	197,574	—	—
	10/22/2007	—	13,000	—	48.85	10/22/17	4,000	202,640

							16,800	851,088
David W. Beck, Jr.	11/05/2002	5,600	—	—	33.30	11/05/08
	10/01/2003	8,400	—	—	38.12	10/01/09
	10/12/2004	8,400	—	—	47.40	10/12/10	6,000	303,960	—	—
	10/19/2005	6,150	6,150	—	50.01	10/19/15	4,600	233,036	—	—
	10/24/2006	3,075	9,225	—	57.88	10/24/16	4,600	233,036	—	—
	10/22/2007	—	15,000	—	48.85	10/22/17	5,300	268,498

							20,500	1,038,530
Richard Kardys	09/22/1998	18,000	—	—	24.16	09/22/08
	11/05/2002	5,000	—	—	33.30	11/05/08
	10/01/2003	7,500	—	—	38.12	10/01/09
	10/12/2004	7,500	—	—	47.40	10/12/10	5,000	253,300	—	—
	10/19/2005	5,250	5,250	—	50.01	10/19/15	3,900	197,574	—	—
	10/24/2006	2,625	7,875	—	57.88	10/24/16	3,900	197,574	—	—
	10/22/2007	—	15,000	—	48.85	10/22/17	4,500	227,970	—	—

							17,300	876,418

(1)	Options granted prior to 2005 vest 100% at the three (3) year anniversary of their grant date. All other options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting	Vesting Date

9/22/1998	100%	9/22/2001
11/5/2002	100%	11/5/2005
10/1/2003	100%	10/1/2006
10/12/2004	100%	10/12/2007
10/19/2005	25%	10/19/2006
	25%	10/19/2007
	25%	10/19/2008
	25%	10/19/2009
10/24/2006	25%	10/24/2007
	25%	10/24/2008
	25%	10/24/2009
	25%	10/24/2010
10/22/2007	25%	10/22/2008
	25%	10/22/2009
	25%	10/22/2010
	25%	10/22/2011

(2)	All restricted stock awards fully vest on the fourth anniversary of their grant date.

Option Exercises and Stock Vested

The following table sets forth the value realized by each of the officers named in the Summary Compensation Table in 2007 as a result of the exercise of options and the vesting of stock in 2007:

2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard W. Evans, Jr.	—	—	25,000	1,268,250
Phillip D. Green	80,000	2,193,969	6,500	329,745
Patrick B. Frost	50,000	1,543,335	5,000	253,650
David W. Beck, Jr.	—	—	5,800	294,234
Richard Kardys	—	—	5,000	253,650

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

Post-Employment Benefits

Pension Benefits

The following table details the defined benefit plans in which each of the officers named in the Summary Compensation Table in 2007 participates:

2007 Pension Benefits Table

		Number of		Payments
		Years of	Present Value	During
		Credited	of Accumulated	Last Fiscal
		Service(2)	Benefits(3)	Year
Name	Plan Name	(#)	($)	($)

Richard W. Evans, Jr.	Retirement Plan for Employees of	30.8334	663,194	0
Phillip D. Green	Cullen/Frost Bankers, Inc. and its Affiliates	21.4167	269,392	0
Patrick B. Frost	(as amended and restated)(1)(4)	17.4167	151,417	0
David W. Beck, Jr.		25.5833	495,989	0
Richard Kardys		24.8334	553,470	0

Richard W. Evans, Jr.	Restoration of Retirement Income Plan for	30.8334	3,077,085	0
Phillip D. Green	Participants in the Retirement Plan for	21.4167	368,001	0
Patrick B. Frost	Employees of Cullen/Frost Bankers, Inc. and	17.4167	181,911	0
David W. Beck, Jr.	its Affiliates (as amended & restated)(1)(4)	25.5833	412,589
Richard Kardys		24.8334	448,331

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan	36.75	1,949,529	0

(1)	This plan was frozen on December 31, 2001.

(2)	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer are also as of that date. Please note, these plans were replaced by the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)	See Note 13 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report for the year ended December 31, 2007 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)	Under the terms of the Retirement Plan, the only Named Executive Officers that are eligible for early retirement are Mr. Evans, Mr. Beck, and Mr. Kardys. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit-sharing plan that replaced its defined benefit plan. The profit sharing plan is a defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants pro rata, based upon compensation, age, and other factors. Historically, contributions have approximated 2% of eligible compensation, which is generally defined as base salary plus cash incentives, subject to IRS limits, plus percentage adjustments for certain age levels. In addition, for those employees who attained the age of 45 prior to January 1, 2002 and who were participants in the now frozen Retirement Plan, an additional contribution is made based on age and years of service. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2007 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees whose participation in the qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of the IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2007 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The qualified Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those named employees whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percent of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) stock purchase plan that permits each participant to make before or after-tax contributions in an amount not less than 2% of eligible compensation, and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) Plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive stock purchase plan for certain employees whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next four highest paid executive officers of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Non-equity Incentive Plan are excluded from the provisions of Section 162(m). Therefore, during 2007, there were no deferrals made on Mr. Evan’s behalf. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2007 Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

Richard W. Evans, Jr.	—	—	30,122	—	392,110
Phillip D. Green	—	—	—	—	—
Patrick B. Frost	—	—	—	—	—
David W. Beck, Jr.	—	—	—	—	—
Richard Kardys	—	—	—	—	—

The earnings shown above are also reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Potential Payments on Termination

Under the existing change-in-control agreements, each Named Executive Officer could receive severance payments of three times base salary and target bonus plus a prorated bonus payment if his position were terminated by Cullen/Frost within two years following a change-in-control. The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for three years as discussed previously in the Compensation Discussion and Analysis.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock awards will not accelerate upon termination other than in the event of a change-in-control.

For calculation purposes, the change-in-control is assumed to have occurred on December 31, 2007, the last business day of the year. The closing price of the stock on December 31, 2007 of $50.66 was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock.

Change-in-Control Payments

Change-in-Control Payments Table

		Prorata	Unvested	Unvested	Welfare
	Cash	Bonus	Stock Option	Restricted	Benefit
	Severance	Payment	Spread	Stock	Values	Excise	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Tax(6)	($)

Richard W. Evans, Jr.	3,825,000	525,000	162,674	4,559,400	26,340	—	9,098,414
Phillip D. Green	1,800,000	200,000	40,588	1,129,718	22,326	—	3,192,632
Patrick B. Frost	1,522,500	157,500	26,940	851,088	25,346	—	2,583,374
David W. Beck, Jr.	1,522,500	157,500	31,146	1,038,530	20,854	—	2,770,530
Richard Kardys	1,522,500	157,500	30,560	876,418	18,157	—	2,605,135

(1)	The amounts shown as cash severance represent the base salary and target bonus for each Named Executive Officer as of December 31, 2007, multiplied by three. The calculations for Mr. Evans are based on a target bonus of 70% of his base salary earnings.

(2)	The amounts shown above represent the prorata bonus payment as of December 31, 2007, which would be a full year at the stated target.

(3)	The amounts shown above represent the difference between the grant price and the closing market price on December 31, 2007 of $50.66 on the unvested shares of stock options granted as of December 31, 2007.

(4)	The amounts shown above represent the value of all unvested restricted shares as of December 31, 2007 using the closing market price on December 31, 2007 of $50.66.

(5)	The amounts shown above represent the present value of the portion of welfare benefits paid by Cullen/Frost for each of the Named Executive Officers over a three-year period.

(6)	Based on the assumptions described above, none of the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the Internal Revenue Code Section 280G safeharbor limit. As a result, the payments and benefits described above would not have been subject to an excise tax under Internal Revenue Code Section 4999. Accordingly, no excise tax gross-up payments would have been payable under the change-in-control agreements.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and executive officers of Cullen/Frost as a group:

	Shares Owned(1)
	Amount and Nature of
Name	Beneficial Ownership(2)		Percent

Richard W. Evans, Jr.	618,395	(3)	1.05%
Phillip D. Green	118,893	(6)	0.20%
Patrick B. Frost	925,729	(4)	1.57%
David W. Beck, Jr.	78,845		0.13%
Richard Kardys	182,323		0.31%
All Directors, nominees and executive officers as a Group (21 persons)	3,085,257	(5)	5.23%

(1)	Beneficial ownership is stated as of December 31, 2007 except for Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost which is stated as of February 29, 2008. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2007 (or February 29, 2008 in the case of Mr. Richard W. Evans, Jr. and

Mr. Patrick B. Frost): Mr. Richard W. Evans, Jr. 106,650; Mr. Phillip D. Green 34,925; Mr. Patrick B. Frost 22,875; Mr. David W. Beck, Jr. 31,625; Mr. Richard Kardys 45,875, and all Directors, nominees and executive officers as a group 360,950.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 43,898; Mr. Phillip D. Green 23,193; Mr. Patrick B. Frost 20,569; Mr. David W. Beck, Jr. 26,432; and Mr. Richard Kardys 26,683.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Patrick B. Frost is the sole managing member, (b) 3,855 shares held by Mr. Patrick B. Frost’s children for which Mr. Patrick B. Frost is the custodian, (c) 630 shares held by Mr. Patrick B. Frost’s wife for which Mr. Patrick B. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Patrick B. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares. Mr. T.C. Frost may also have shared investment power over 636,744 of these shares. See footnote (9) on page 6.

(5)	Includes 731,544 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 271,778 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

(6)	Includes 27,635 shares pledged by Mr. Green.

PRINCIPAL SHAREHOLDERS

At December 31, 2007, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than five percent of the outstanding Common Stock of Cullen/Frost were as follows:

									Amount of
	Voting Authority				Investment Authority				Beneficial		Percent
Name and Address	Sole	Shared		None	Sole	Shared	None		Ownership		of Class

Cullen/Frost Bankers, Inc. P. O. Box 1600 San Antonio, Texas 78296	261,198	-0-	(2)	1,502,141	190,684	56,581	1,516,074	(2)	4,966,678	(1)	8.5%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	3,458,634	-0-		-0-	3,584,034	-0-	-0-		3,584,034	(3)	6.13%
Entities associated with Barclays Global Investors 45 Fremont Street San Francisco, California 94105	2,681,772	-0-		-0-	3,106,860	-0-	-0-		3,106,860	(4)	5.31%

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of various of its nominees are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,203,339 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on February 14, 2008, reporting ownership as of December 31, 2007.

(4)	Based upon information in a Schedule 13G filed on February 5, 2008, reporting ownership as of December 31, 2007, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, each of which does not affirm the existence of a group. The reporting entities, taken as a whole, report sole voting power with respect to 2,681,772 shares and sole dispositive power with respect to all 3,106,860 shares. According to the filing, the reported shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of these persons’ associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2007, transactions between these persons and such subsidiaries have occurred, including borrowings. In addition, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 South Hulen Partners, L.P. a Texas limited partnership, of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.3 percent interest and is the managing general partner. During 2007, lease payments of $812,666 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 South Hulen Partners, L.P. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transactions policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee, at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Cullen/Frost to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•	whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairperson of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS
(ITEM 2 ON PROXY CARD)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees paid by Cullen/Frost to Ernst & Young LLP.

Fees Paid To Independent Auditors

	2007	2006

Audit Fees(1)	$804,636.00	$731,275.00
Audit-Related Fees(2)	$231,900.00	$345,600.00
Tax Fees(3)	$79,625.00	$106,550.00
All Other Fees	$0.00	$0.00

Total Fees	$1,152,161.00	$1,183,425.00

(1)	Audit fees for 2007 include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans, audits of Trust Department collective investment funds, internal control reviews of Trust Department employee benefit operations, and consultation concerning financial accounting and reporting standards.

(3)	Tax fees are fees for review of the tax return, assistance with examination by taxing authorities, preparation of the Form 5500 for the employee retirement plan and for the Trust Department collective investment funds, and consultation and technical advice on tax matters.

The Audit Committee pre-approves each audit and non-audit service provided by Ernst & Young LLP to Cullen/Frost. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP an appropriate question, management will ensure that the question is sent to them and that an appropriate response is made directly to the shareholder.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of Cullen/Frost’s financial statements, (ii) Cullen/Frost’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at www.frostbank.com or in print, by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2007. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Cullen/Frost’s financial statements, expressing an opinion as to conformity with generally accepted accounting principles, and auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman
Royce S. Caldwell
Richard M. Kleberg, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2007, except that Mr. Paul Bracher made a late filing with respect to a purchase of shares through a 401(k) plan and a late filing with respect to shares owned but inadvertently omitted in a previous filing, Mr. Crawford H. Edwards made a late filing with respect to a gift received, Mr. William L. Perotti made a late filing with respect to shares sold by his spouse, and the following executive officers made a late filing with respect to the withholding of restricted Common Stock upon vesting to pay withholding taxes: David W. Beck, Jr., Robert A. Berman, Paul H. Bracher, Richard W. Evans, Jr., Patrick B. Frost, Richard Kardys, Paul J. Olivier, William L. Perotti, and Emily A. Skillman.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2009 Annual Meeting of Shareholders (currently scheduled to be held on April 23, 2009), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 25, 2008. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2009 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 23, 2009 meeting, the date on which the 2009 Annual Meeting is currently scheduled, notice is required no earlier than January 23, 2009 and no later than February 22, 2009). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2009 Annual Meeting is changed, the dates set forth above will change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STAN McCORMICK
Executive Vice President
Corporate Counsel and Secretary

Dated: March 25, 2008

A copy of Cullen/Frost’s 2007 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee, by writing to the same address. In addition, copies are available on Cullen/Frost’s website at www.frostbank.com.

CULLEN/FROST BANKERS, INC.

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY. RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) In Black or Blue Ink.

(1) Election of Directors: CLASS III:			R. Denny Alexander, Carlos Alvarez, Royce S.Caldwell,		FOR	AGAINST	ABSTAIN
Ida Clement Steen
			(2)	To ratify the selection of Ernst & Young LLP to
FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐ * EXCEPTIONS ☐	act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2008.	☐	☐	☐

* Exceptions: FOR all nominees except those listed below.

* Exceptions				To change your address, please mark this box.		☐

				To include any comments, please mark this box.		☐

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

Date Share Owner sign here	Co-Owner sign here

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
OF CULLEN/FROST BANKERS, INC.

     The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 24, 2008 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
(Continued and to be dated and signed on the reverse.)

CULLEN/FROST BANKERS, INC.
PROXY PROCESSING
P.O. BOX 3548
S HACKENSACK NJ 07606-9248